On February 27, 2014, NASDAQ Listing Qualifications staff (Staff) notified Tri-Tech Holding, Inc. (Company) that it determined to delist the Company based on Rules 5101 and 5250(a)(1). On March 5, 2014, the Company exercised its right to appeal the Staffs determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on March 27, 2014. On April 2, 2014, Staff notified the Company that it was also subject to delisting pursuant to Rule 5250(c)(1) for failure to file timely its Form 10-K for the year ended December 31, 2013.
On April 14, 2014, the Panel issued a decision that affirmed Staffs determination to delist the Company. On April 29, 2014, the Company exercised its right to appeal the April 14, 2014 Panel decision to the Nasdaq Listing and Hearing Review Council (Council) pursuant to Rule 5820(a). On July 18, 2014, the Council issued a decision that affirmed the April 14, 2014 Panel decision to delist the Companys securities. On November 17, 2014, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).